Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Edward G. Jepsen
Executive Vice President and
Chief Financial Officer
203/265-8650
www.amphenol.com

2004 FIRST QUARTER RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  April 21, 2004.  Amphenol Corporation (NYSE-APH) reported today that first quarter 2004 diluted earnings per share increased 48% to a record $.40 compared to $.27 per share for the comparable 2003 period.  (All per share amounts included herein have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.)  Sales for the first quarter 2004 increased 28% to $355,261,000 compared to $277,774,000 for the 2003 period.  Currency translation had the effect of increasing sales by approximately $16.2 million in the first quarter 2004 compared to the 2003 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our first quarter results.  Sales were up 28% compared to last year’s first quarter and the operating income margin increased from 16.3% to 17.3%.  The interconnect portion of our business, which represents 89% of our sales, was up a strong 28% over last year with excellent profitability.  The growth was broad based across most of our end markets and included all major geographic regions.  Growth was especially strong in infrastructure and mobile handset components for wireless communication markets.  The excellent top line results reflect our continuing development of new application specific solutions and value added products for our customers, increasing our worldwide presence with the leading companies in our target markets and improved end markets reflecting a generally strengthening economy.  The improved profitability in the interconnect business is also attributable to the continuing development of new application specific products as well as higher volumes and ongoing programs of cost control.  The coaxial cable portion of our business, which is primarily for broadband cable television networks and represents 11% of our sales, was up a strong 27% over a comparatively weak quarter in the prior year; however, the operating income margin in this market was impacted by increasing material costs.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Earnings per share for the quarter was up 48% over last year and represents the ninth consecutive quarterly increase.  Earnings per share of $.40 for the quarter is the highest ever, a significant accomplishment considering our long history of excellent profitability.  Our operating income margin for the quarter was also strong at 17.3%, representing both a sequential and year-over-year increase.  Furthermore, net income, that is after interest expense and taxes, exceeded 10% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations was also significant at $31.8 million for the quarter.”

“With the first quarter results, 2004 is off to a great start.  I am very proud of our organization as we continue to execute well, and we have a strong position in excellent and diversified markets and continue to increase our presence with the major companies in these markets.  Furthermore, while uncertainties remain, there are signs of a general economic recovery, albeit some geographic regions are more robust than others.  Accordingly, assuming a continuation of the current economic climate and relatively stable currency exchange rates, we are revising upward our expectation for full year 2004 results to a sales increase in the range of 12% to 15% and earnings per share increase in the range of 25% to 30%; this compares to our prior estimates of sales and earnings per share increases of 8% to 11% and 16% to 21%, respectively.  We are very confident that we are in excellent markets with a great organization, and we are very excited about the future.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (EDT) April 21, 2004.  The toll free dial-in number to participate in this call is 888-396-9930; International dial-in number 630-395-0024; Passcode: Jepsen.  There will be a replay available until 5:00 PM (EDT) on Friday, April 23, 2004.  If you are unable to participate on the call and would like to hear a replay, the toll free dial-in number is 800-873-5254 and International dial-in replay number is 402-220-4776.  A live broadcast as well as a replay until April 23, 2005 will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2003, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

FINANCIAL SUMMARY

(Unaudited)

	Three Months Ended March 31,
	2004 (1)	2003(1)
Sales	$355,261,000	$277,774,000

Net income	35,658,000	23,313,000

Earnings per share – Basic	$.41	$.27

Average shares outstanding – Basic	87,977,804	85,145,360

Earnings per share – Diluted	$.40	$.27

Average shares outstanding – Diluted	89,878,164	87,022,084

(1)          Per share and share amounts have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(dollars in thousands, except per share data)

	Three months ended March 31,
	2004	2003
	(Unaudited)
Net Sales	$355,261	$277,774
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	233,230	182,653

Depreciation and amortization expense	9,433	8,808

Selling, general and administrative expense	51,315	41,142

Operating income	61,283	45,171

Interest expense	(5,755)	(8,124)
Other expenses, net	(1,500)	(1,724)

Income before income taxes	54,028	35,323

Provision for income taxes	(18,370)	(12,010)

Net income	$35,658	$23,313

Net income per common share - Basic	$0.41	$0.27

Average shares outstanding - Basic	87,977,804	85,145,360

Net income per common share - Diluted	$0.40	$0.27

Average shares outstanding - Diluted	89,878,164	87,022,084

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	Mar. 31, 2004	Dec. 31, 2003
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$28,404	$23,533
Accounts receivable, less allowance for doubtful accounts of $9,590 and $9,244, respectively	186,493	172,488
Inventories	224,810	221,385
Prepaid expenses and other assets	35,195	33,943

Total current assets	474,902	451,349

Land and depreciable assets, less accumulated depreciation of $325,587 and $327,469, respectively	174,320	178,266
Deferred debt issuance costs	6,658	7,014
Goodwill	515,978	516,335
Deferred taxes and other assets	28,194	28,420

	$1,200,052	$1,181,384

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$117,683	$116,835
Accrued interest	2,390	2,939
Accrued salaries, wages and employee benefits	33,987	31,091
Other accrued expenses	48,951	56,098
Current portion of long-term debt	10,465	10,679

Total current liabilities	213,476	217,642

Long-term debt	516,550	532,280
Accrued pension and post employment benefit obligations	101,456	100,326
Other liabilities	11,601	7,730

Shareholders’ Equity:
Common stock	88	88
Additional paid-in deficit	(222,853)	(238,168)
Accumulated earnings	662,088	626,430
Accumulated other comprehensive loss	(66,180)	(64,944)
Treasury stock, at cost	(16,174)	0

Total shareholders’ equity	356,969	323,406

	$1,200,052	$1,181,384